Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Vallon Pharmaceuticals, Inc. on Form S-3 to be filed on or about April 26, 2022 of our report dated February 14, 2022, on our audits of the financial statements as of December 31, 2021 and 2020 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed February 14, 2022. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
April 26, 2022